Exhibit (p)(3)

REGISTERED INVESTMENT ADVISER

WRITTEN SUPERVISORY PROCEDURES AND COMPLIANCE MANUAL

February 1, 2022

TABLE OF CONTENTS

INTRODUCTION	4

SUPERVISORY PROCEDURES	6

CORPORATE GOVERNANCE	6

SEC POSITION ON WRITTEN SUPERVISORY PROCEDURES FOR INVESTMENT ADVISERS	8

SUPERVISION - GENERAL POLICIES AND PROCEDURES	9

SUPERVISION POLICY	10

ANNUAL REVIEW OF SUPERVISORY PROCEDURES	11

CHIEF COMPLIANCE OFFICER	13

CODE OF ETHICS	14

OUTSIDE BUSINESS ACTIVITIES	17

REQUIRED OR PROHIBITED PRACTICES	19

FEDERAL WHISTLESBLOWER LAW AND RULES	22

PORTFOLIO MANAGEMENT PROCESSES	25

GENERAL PROCESS	25

ELEGIBILITY TO PARTICIPATE IN THE ADVISORY SERVICES PROGRAM POLICY	26

CONTINUING EDUCATION AND TRAINING	28

SPECIAL REQUIREMENTS IN PUERTO RICO	29

ADVISORY CLIENT CONTRACTS, FEES	31

REVIEW OF CLIENT STATEMENT OF INVESTMENT SELECTION	33

VALUATION OF CLIENT HOLDINGS AND PRICING PROCEDURE	34

RELATIONSHIPS WITH OUTSIDE INVESTMENT ADVISERS	35

SAFEGUARDING AND CUSTODY OF CLIENT ASSETS	38

INVESTMENT COMPANY SAFE HARBOR	39

BANK HOLDING COMPANY ACT	40

PROXY VOTING	41

ADVISORY SERVICES FOR PRIVATE EQUITY FUNDS - SAFEGUARDING AND CUSTODY OF CLIENT ASSETS	42

TRADING PRACTICES	44

USE OF BROKERAGE SERVICES	44

BEST EXECUTION	45

MUTUAL FUND SHARE CLASS SELECTION	46

AGENCY CROSS AND PRINCIPAL TRANSACTIONS	47

NEW PRODUCTS	49

PERSONAL TRADING POLICIES	50

INSIDER TRANSACTIONS AND TRADING; RESTRICTED LIST	54

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FILINGS AND DISCLOSURE REQUIREMENTS	56

GENERAL DISCLOSURE REQUIREMENTS	56

FORM ADV FILINGS, AND DELIVERY TO CLIENTS	58

DISCLOSURES DOCUMENTS OR BROCHURES	59

FORM SLT FILINGS	61

FBAR FILINGS	62

FATCA FILINGS	63

FORM PF (PRIVATE FUND) FILINGS	64

SECTION 13 FILINGS	65

DISCLOSURES OF FINANCIAL AND DISCIPLINARY INFORMATION	66

DISCLOSURES TO ERISA PLAN FIDUCIARIES AND PARTICIPANTS	67

COMMUNICATIONS WITH THE PUBLIC	68

CORRESPONDENCE AND WRITTEN COMMUNICATIONS WITH THE PUBLIC	68

CREATION AND MAINTENANCE OF CLIENTS RECORDS, AND OTHER RECORDS	72

FINANCIAL AND COMPLIANCE RECORDS TO BE MAINTAINED	72

MARKETING RULE OF ADVISORY SERVICES	75

TESTIMONIALS AND ENDORSEMENT, INCLUDING SOLICITATIONS	78

THIRD-PARTY RATINGS	82

PERFORMANCE ADVERTISING	83

HANDLING CUSTOMER COMPLAINTS	86

CUSTOMER COMPLAINTS	86

OTHER APPLICABLE RULES AND REGULATIONS	90

SAFEGUARDS FOR THE PRIVACY PROTECTION OF CLIENTS INFORMATION	90

RESTRICTIONS ON SHARING CLIENT INFORMATION WITH AFFILIATES-REG. S-AM	92

FIDELITY BOND	93

IDENTITY THEFT RULES- REGULATION S-ID	94

ANTI-MONEY LAUNDERING (AML)	95

FEDERAL COMMUNICATIONS COMMISSION COLD-CALLING RULE	96

POLITICAL CONTRIBUTIONS AND CHARITY CONTRIBUTION	97

BUSINESS CONTINUITY PLAN AND DISASTER RECOVERY PLAN	99

DODD FRANK AND OTHER REGULATORY CHANGES	100

EXHIBIT A - CODE OF ETHICS	101

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EXHIBIT A - CODE OF ETHICS

CODE OF ETHICS - PROVISIONS APPLICABLE TO

INVESTMENT ADVISERS

Introduction

Popular Securities, LLC (“PS” or “the Firm”) is registered as investment adviser with the Securities and Exchange Commission (“SEC”) under Section 203 of the Investment Advisers Act of 1940 (“Advisers Act”). PS adopted this Code of Ethics (“the Code”) applicable to Investment Advisers as required by Rule 204A-1 (“Rule”) under the Investment Advisers Act.

Its purpose is to alert the officers, directors, employees and certain affiliated persons of PS to their ethical and legal responsibilities with respect to certain securities transactions involving: (a) possible conflicts of interest with advisory clients (“clients”) or (b) the possession of certain material information, among others.

Popular, Inc.’s (“Popular”) Code of Ethics (“Corporate Code of Ethics”) is applicable to PS. The Corporate Code of Ethics reaffirms Popular’s and its subsidiaries’ corporate culture and provides general rules to be followed by their directors, employees and others in order to achieve a conduct that reflects Popular’s ethical principles. Provisions applicable to Supervised and Access Persons are intended to supplement the Corporate Code of Ethics, they apply to the extent the provisions of this Code are more restrictive.

Under the Code, the terms Supervised Person and Access Person shall have the same meaning as in the Advisers Act, 15 U.S.C. 80b-2, and the Rule. Supervised Persons and Access Persons are covered by the Code.

All Access Persons are expected to read this Code carefully and adhere to it at all times. Furthermore, all Access Persons have an obligation to provide notice to the Chief Compliance Officer (the “CCO”), or designee, on a timely basis, of any change to their duties, responsibilities or title which affects their reporting status under this Code. PS has a duly appointed Chief Compliance Officer (“CCO”). In the absence of the CCO, PS will designate an interim CCO. Any questions about this Code should be discussed with the CCO as promptly as possible to ensure compliance with the Code at all times.

Definitions

Supervised Person: means any officer, partner, director (including any person performing similar functions), or employee of an investment adviser, or other person who provides investment advice to or on behalf of the investment adviser and is subject to the supervision and control of the investment adviser.

Access Person: means any Supervised Person of an investment adviser who (1) has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund, or (2) is involved in making securities recommendations to clients, or has access to such recommendations that are nonpublic, or (3) Supervised Persons immediate family, or any other individual living in the employee’s household. These employees have information about investment recommendations whose effect may not yet be felt in the marketplace; as such, they may be in a position to take advantage of their inside knowledge. In essence, Access Persons are considered access persons because they are in the position to inappropriately utilize client information. PS primary activity is the brokerage business, therefore not all PS’s directors, officers and partners are presumed to be Access Persons.

Beneficial Ownership: Supervised Persons and Access Persons are considered to have beneficial ownership of securities if they have or share a direct or indirect pecuniary interest in the securities. They have a pecuniary interest in securities if they have the ability to directly or indirectly profit from a securities transaction.

The following are examples of indirect pecuniary interests in securities:

1.	Securities held by members of Supervised Person and Access Persons’ immediate family sharing the same

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household. Immediate family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law. Adoptive relationships are included;

2.	Supervised Persons and Access Person’s interests as a general partner in securities held by a general or limited partnership; and

3.	Supervised Persons ad Access Person’s interests as a manager/member in the securities held by a limited liability company.

Supervised Persons and Access Persons do not have an indirect pecuniary interest in securities held by entities in which they hold an equity interest unless they are a controlling equity holder, or they share investment control over the securities held by the entity.

The following circumstances constitute beneficial ownership by Supervised Persons and Access Persons of securities held by a trust:

1.	Ownership of securities as a trustee where either the Supervised Person, Access Person or members of the immediate family have a vested interest in the principal or income of the trust;

2.	Ownership of a vested beneficial interest in a trust; and

3.

A Supervised Person and Access Person’s status as a settlor/grantor of a trust, unless the consent of all of the beneficiaries is required in order for the Supervised Person and Access Person to revoke the trust.

Reportable Security: any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

Reportable Security does not include:

1.	Direct obligations of the Government of the United States;

2.	Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements;

3.	Shares issued by money market funds;

4.	Shares issued by open-end funds other than reportable funds; and

5.	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are reportable funds.

Initial Public Offering: An offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934.

Limited Offering: An offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) thereof or pursuant to Rule 504, Rule 505 or Rule 506 thereunder.

General Principles

This Code is based on the principle that PS investment advisers owe a fiduciary duty to the Firm’s clients. These set

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of general principles reflects the Firm’s philosophy regarding ethics. Supervised Persons and Access Persons (when applicable) shall avoid activities, interests, and relationships that might interfere or appear to interfere with making decisions in the best interest of PS advisory clients.

At all times, Supervised Persons and Access Persons will:

1.	As a fiduciary, place the interests of PS advisory clients first and disclose any possible conflicts of interest.

2.	Avoid taking inappropriate advantage of their position.

3.	Avoid engaging in any conduct involving dishonesty, fraud, deceit or commit any act that reflects adversely on their integrity, trustworthiness, or professional competence.

4.	Conduct all personal transactions in compliance with this Code.

5.	Avoid any actual or potential conflict of interest or any abuse of their position of trust and responsibility.

6.	Observe standards set to maintain confidentiality of information concerning the identity of security holdings and financial circumstances of PS clients.

7.	Not deprive the Firm of the advantages of their skills and abilities, divulge confidential information or otherwise cause harm to PS.

8.	Remain subject to this Code and the Corporate Code of Ethics.

Prohibited, Dishonest, and Unethical Practices

The following activities are expressly prohibited:

1.

Recommending to a client to whom investment advisory services are provided the purchase, sale, or exchange of any security without reasonable grounds to believe that the recommendation is suitable for the client on the basis of information furnished by the client after reasonable inquiry concerning the client’s investment objectives, financial situation and needs, and any other information known by the investment adviser or federal covered investment adviser;

2.	Exercising any discretionary authority in placing an order for the purchase or sale of securities for a client.PS and it’s IAs have no discretionary authority over clients’ accounts;

3.	Inducing trading in a client’s account that is excessive in size or frequency in view of the financial resources, investment objectives, and character of the account;

4.	Placing an order to purchase or sell a security for the account of a client without prior written consent to do so;

5.	Placing an order to purchase or sell a security for the account of a client upon instruction of a third party without first having obtained a written third-party trading authorization from the client;

6.	Borrowing or loaning money or securities from or to a client unless the client is a broker-dealer, an affiliate of the Firm, or a financial institution engaged in the business of loaning funds;

7.

Misrepresenting to any client, or prospective client, the qualifications of the Supervised Person and Access Person (if applicable), or misrepresenting the nature of the advisory services being offered or fees to be charged for such service;

8.	Guaranteeing a client that a specific result will be achieved with advice rendered;

9.	Disclosing the identity, investments, or other financial information of any client or former client unless required by law to do so, or unless consented to by the client;

10.	Engaging in any act, practice, or course of business which is fraudulent, deceptive, manipulative, or unethical; or

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11.

Engaging in conduct or any act, indirectly or through or by any other person, which would be unlawful for such person to do directly under the provisions of the Advisers Act of 1940, and any rule or order there under.

Standards of Business Conduct

Compliance with Laws and Regulations

The Corporate Code of Ethics provides that all person’s subject to its provisions must comply with all applicable laws, rules and regulations. Therefore, all Supervised Persons and Access Persons must adhere to the standards and restrictions imposed by such laws, rules and regulations, as established by the Corporate Code of Ethics, including the standards and restrictions imposed by the applicable Federal securities laws.

Supervised Persons and Access Persons will comply with PS Supervisory Written Procedures (“WSP”), and Popular’s Insider Trading Policy, to the extent that here is no conflict with applicable laws, rules and regulations.

Supervised Persons and Access Persons will make reasonable efforts to detect and prevent violations of applicable laws, rules and regulations by anyone subject to their supervision or authority. They will not knowingly participate or assist in, and will dissociate themselves from, any violations of such laws, rules or regulations.

Supervised Persons and Access Persons (if applicable) will not:

1.	Defraud clients in any manner;

2.	Mislead clients or make statements that omits material facts;

3.	Engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon such client;

4.	Engage in any manipulative practice with respect to clients;

5.	Engage in any manipulative practice with respect to securities, including price manipulation.

Conflicts of Interest

As fiduciary, the Firm has an affirmative duty of care, loyalty, honesty, and good faith to act in the best interest of PS clients. PS and its employees must try to avoid any conflict of interest with our clients.

Supervised Persons and Access Persons will make full and fair disclosure of all matters that could reasonably be expected to impair their independence and objectivity or interfere with their respective duties to PS and its clients, or prospective clients. They will ensure disclosures are prominent, delivered in plain language, and will communicate relevant information effectively.

Upon request, Supervised Persons and Access Persons will disclose to clients and prospective clients the basic format and general principles of the investment processes by which investments are analyzed, securities are selected, and portfolios are constructed. They will use reasonable judgment in identifying which factors are important to client investment analyses, recommendations and/or actions.

Supervised Persons and Access Persons will not have any inappropriate favoritism of one client over another client that would constitute a breach of fiduciary duty.

Supervised Persons and Access Persons will not use knowledge of pending or currently considered securities transactions for clients to profit personally, directly or indirectly, as a result of such transaction, including by purchasing or selling such securities.

Insider Trading

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Supervised Persons and Access Persons will not engage in trading, either personally or on behalf of others, while in possession of material, nonpublic information. Supervised Persons and Access Persons will not communicate material nonpublic information to others in violation of the law.

If a Supervised Person and Access Persons comes into possession of material nonpublic information that impacts the value of an investment, they will not act, or cause others to act, on the information, until that information is made public.

Insider trading is illegal. It is considered a federal crime and might result in all trading profits based on inside information disgorged to the U.S. Treasury and damages of up to 10 times the profit made, or loss avoided may be awarded.

A PS Representative who knowingly recommends the purchase or sale of a security on the basis of non-public information may become his customer’s guarantor and may be required to reimburse the customer’s losses. If the employee is liable, he/she may face sanctions up to and including termination.

The CCO will investigate any situation in which there is an alleged or apparent misuse of material, non-public information by any employee. The CCO and the Executive Management Committee will take disciplinary actions in situations in which it appears that a Supervised Person or an Access Person did in fact use insider information. CCO will notify Regulatory Organizations of the results of the Firm’s investigation.

Personal Securities Transactions

PS does not generally permit its Supervised Persons and Access Persons to maintain personal or family-related securities accounts outside of the Firm’s clearing firm(s).

Supervised Persons and Access Persons will, at the time of association or employment with the Firm and annually thereafter, complete an Annual Compliance Questionnaire disclosing that person’s personal and family-related securities accounts. Supervised Persons and Access Persons who want to maintain personal or family-related securities accounts outside the Firm must submit their request to the Compliance Department, who will review the request and send to Sales Supervisor to provide their written approval, to maintain such accounts.

Front Running

“Front running” and “scalping” refer to the buying or selling of securities in a Reportable Account, prior to clients, in order to benefit from any price movement that may be caused by client transactions or the Firm’s recommendations regarding the security. It also includes buying or selling options, rights, warrants, futures contracts, convertible securities, or other securities that are related to a security in which clients may affect transactions or which the Firm may make recommendations. The Firm strictly prohibits these practices.

Initial and Annual Holdings Reports

No later than ten (10) days after the person becomes an Access Person and annually thereafter, every Access Person must file a holdings report containing the following information:

1.

The title, exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount of each Reportable Security in which the Access Person had any direct or indirect beneficial ownership when the person becomes an Access Person;

2.	The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person; and

3.	The date that the report is submitted by the Access Person.

The holdings reports must be current as of a date not more than 45 days prior to the individual becoming an access person (in the case of an initial report) or the date the report is submitted (in the case of an annual report).

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Quarterly Reports

No later than thirty (30) days after the end of calendar quarter, every Access Person must file transaction reports containing the following information:

1.

For each transaction involving a Reportable Security in which the Access Person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership, the Access Person must provide the date of the transaction, the title, exchange ticker symbol or CUSIP number, type of security, the interest rate and maturity date (if applicable), number of shares and principal amount of each involved in the transaction;

2.	The nature of the transaction (e.g., purchase, sale)

3.	The price of the security at which the transaction was executed

4.	The name of any broker, dealer or bank with or through the transaction was executed; and

5.	The date that the report is submitted by the Access Person.

Access Persons may use duplicate brokerage confirmations and account statements in lieu of submitting quarterly transaction reports, provided that all of the required information is contained in those confirmations and statements. The Compliance Department will submit a written request to the broker/dealer where Access Persons maintains outside securities accounts, to provide duplicate statements to the CCO.

All securities accounts maintained by Supervised Persons, Access Persons and their family members through the Firm’s clearing firm will be so designated by the account number prefix PSE. The Sales Supervisory Principals will review transactions of Access Persons on PS PSE accounts on the daily blotter report and will report to the CCO any findings.

CCO is responsible for compiling and maintaining a list of Access Persons and will promptly notify any Supervised Person if he/she is considered an Access Person under the Rule.

Access Persons who maintain securities accounts, whether through the Firm’s clearing firm or through an outside securities account, will not purchase shares of initial public offerings in order to preclude any possibility of profiting improperly from their positions.

Access persons will request pre-approval from a Sprior to engaging in any acquisition of securities in a limited offering. Approval will be subject to the CCO evaluation considering factors as whether the investment opportunity should be reserved for clients, and whether the opportunity is being offered to an individual by virtue of his or her position.

Employees will observe Policies and Procedures adopted by PS regarding margin accounts, short sales, options and futures, limit orders, significant holdings, restricted list, frequent trading and any other addressed areas.

Gifts and Entertainment

A conflict of interest occurs when the personal interests of employees interfere or could potentially interfere with their responsibilities to PS and its clients. Supervised Persons and Access Persons (if appliable) should not accept inappropriate gifts, favors entertainment, special accommodations or other things of material value that could influence their decision making or make them feel beholden to a person or firm. Supervised Persons and Access Persons (if applicable) should not offer gifts, favors, entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision- making or making a client feel beholden to the firm, the Supervised Person or Access Person (if applicable).

Supervised Persons and Access Persons (if applicable) shall not accept gratuities, personal gifts, discounts, travel tickets or other favorable treatment, other than a nominal amount, from any person associated with another FINRA member firm, a current or prospective customer, a supplier or competitor of PS or an issuer of securities.

Supervised Persons and Access Persons (if appliable) shall not give money or gifts of significant value to any PS customer, supplier, competitor or any issuer of securities in order to gain a business advantage or influence.

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Gifts may be given to PS customers and suppliers and such persons may be entertained at the expense of PS only when all of the following conditions are met:

1.	The gift or entertainment is consistent with accepted business practices.

2.	The gift or entertainment is of limited financial value and cannot be construed as a bribe or payoff.

3.	The Sales Supervising Principal approves such gift or entertainment expense in writing and provides the Compliance Department with details of each approval.

4.	Public disclosure of the facts surrounding the gift or entertainment would not discredit PS.

A log of all gifts given to its customers is kept by the Chief Financial Officer. Gift de minimis for all employees is $100, Supervised Persons and Access Persons (if applicable) are not permitted to give or receive cash, gifts, gratuities, or anything of value in excess of $100 per individual per year to or from any person, principal, proprietor, employee, agent, representative of another firm, or customer.

Political Contributions

Rule 206(4)-5 (the “Rule”) under the Advisers Act seeks to curtail “pay to play” practices by investment advisers. The Rule applies to all investment advisers that are registered with the SEC and requires: (i) a two-year “time-out” from receiving compensation for providing advisory services to certain government entities after certain political contributions are made, (ii) a prohibition on soliciting contributions and payments, and (iii) a prohibition from paying third parties for soliciting government clients.

The Rule has a de minimis exception for contributions to officials for whom the contributor can vote. The exception permits individual contributions up to $350 per official (per election) for whom the employee is entitled to vote. In addition, contributions that in the aggregate do not exceed $150 per election per official will not violate the Rule, even if the contributor is not entitled to vote for the official. These de minimis exceptions are available only for contributions by individual covered associates, not the Firm. Under both exceptions, primary and general elections are considered separate elections.

Supervised Persons and Access Persons making political contributions, in cash or services, must report each such contribution to the CCO:

•

Where the Firm and/or its Supervised Persons and Access Persons have made a political contribution to an elected official of a state or local government entity who is in a position to influence the selection of the Firm for government contracts, the Firm and its Supervised Persons and Access Persons will be prohibited from providing advisory services, for compensation (either directly or through a pooled investment vehicle) to that government entity for two years.

•

The Firm and/or its Supervised Persons and Access Persons are prohibited from soliciting or coordinating campaign contributions from others — a practice referred to as “bundling” — for an elected official who is in a position to influence the selection of the Firm. The Firm and/or its Supervised Persons and Access Persons are also prohibited from the solicitation and coordination of payments to political parties in the state or locality where the Firm is seeking business.

•

The Firm and/or its Supervised Persons and Access Persons are prohibited from paying a third party, such as a solicitor or placement agent, to solicit a government client on behalf of the Firm, unless that third party is an SEC-registered investment adviser or broker-dealer subject to the restrictions under Rule 206(4)-5 under the Advisers Act of 1940.

Charitable Contributions

Supervised Persons and Access Persons will observe PS’ adopted Policies and Procedures regarding charitable contributions. Charitable contributions are subject to pre-approval by the Sales Supervisor with the guidance of the Compliance Department and cannot exceed the amount of $250.

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Confidentiality

Information concerning the identity of security holdings and financial circumstances of clients must be kept confidential. The Firm and Supervised Persons and Access Persons will keep information about current, former, and prospective clients confidential unless: (1) the information concern illegal activities on the part of the client or prospective client; (2) the client or prospective client provides written permission allowing disclosure of the information.

Supervised Persons and Access Persons will not disclose nonpublic information about any client, the securities investment made by the firm on behalf of a client, information about contemplated securities transactions, or information regarding the firm’s trading strategies, except as required to effectuate securities transactions on behalf of client of for other legitimate business purposes.

Employees will observe PS’ adopted policies and procedures concerning Privacy and Confidentiality of Customers information and regulation S-P.

Outside Activities

PS employees will not engage in any outside business activity without receiving prior written consent by the Firm. Employees will not, without the prior consent of the Firm’s Sales Supervisor and the review of the CCO, engage in any other business, be employed by another person, serve as an officer, director, partner or employee of another business organization, or own any stock in any securities, financial or similar business, unless such business is publicly owned, and no control relationship exits.

Once an outside business activity is approved, the individual’s Form U4 must be updated via WebCRD promptly. The CCO will determine if such outside business activity presents a potential conflict of interest and will decide whether additional disclosure should be made to clients via an amendment to the Firm’s Form ADV.

Recordkeeping

Supervised Persons and Access Persons (if applicable) will create and maintain appropriate records to support their investment analyses, recommendations, actions, performance, and other investment related communications with clients and prospective clients.

Supervised Persons and Access Persons will follow PS adopted policies and procedures for the maintenance of appropriate records and to have them in a readily accessible place as required by applicable laws, rules and regulations.

Form ADV Disclosure

The Firm’s Form ADV Part 2 Brochure will include a description of the Code. Supervised Persons and Access Persons (if applicable) will provide a copy of this Code to any client or prospective client upon request.

Administration and Enforcement of the Code

The CCO will review the Code at least annually in light of legal and business developments and for its adequacy and effectiveness of its implementation. CCO will make available to PS employees training and education as deemed necessary.

The CCO will, if needed, prepare a report to Executive Management with the results of the annual review of the Code and will bring any material violations to the attention of Executive Management.

Reporting Violations to the Corporate Code of Ethics and the Code of Ethics Provisions Applicable to Investment Advisers

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PS employees will promptly report to the Branch Manager, the CCO and the Corporate Ethics Officer (ethicsofficer@popular.com) any apparent, suspected, potential or actual violation of the Corporate Code of Ethics or the Code of Ethics Provisions Applicable to Investment Advisers.

Violations can also be reported through Ethics Point at 1-866-737-6813 (from Puerto Rico and the United States), 866- 737-6850, preceded by the country’s long distance code (if elsewhere), or by accessing www.bancopopular.com/ethicspoint-en (English) or www.bancopopular.com/ethicspoint (Spanish).

Such reports will be treated confidentially to the extent permitted by law and investigated promptly and appropriately No adverse action or retaliation will be taken against anyone for making a good faith report of a suspected ethics violation.

Sanctions

Any violations discovered and reported to the CCO will be reviewed and investigated promptly. The CCO will issue a report that will include the corrective action taken and any recommendation for disciplinary action deemed appropriate by the Branch Manager. Such recommendation will be based on, among other things, the severity of the infraction, whether it is a first or repeat offense, and whether it is part of a pattern of disregard for the letter and intent of this Code of Ethics. Upon recommendation of the CCO, the Supervisor may impose such sanctions for violation of this Code of Ethics, as he/she deems appropriate, including, but not limited to:

1.	letter of censure;

2.	suspension or termination of the employment;

3.	reversal of a securities trade at the violator’s expense and risk, including disgorgement of any profit; and

4.	referral to law enforcement or regulatory authorities in serious cases.

Acknowledgement of Receipt

Delivery and acknowledgement of receipt of the Code of Ethics Provisions applicable to Investment Advisers will be included as part of PS’s annual compliance meetings.

All Popular employees must certify on an annual basis that they have read, understood and complied with the Corporate Code of Ethics. Therefore, all Supervised Persons and Access Persons are also responsible for reviewing and complying with the Corporate Code of Ethics, as well as with the Code of Ethics Provisions Applicable to Investment Advisers.

All amendments to the Code will be provided to all Supervised Persons and Access Persons in a timely manner. Supervised Persons and Access Persons will acknowledge the receipt of amendments in writing through an acknowledgement of receipt of amendments to the Code of Ethics applicable to Investment Advisers.

At least once a year, Supervised Persons and Access Persons will be required to certify on that they have read and understand this Code, have complied with the requirements of the Code, and have disclosed or reported all personal securities transactions required to be disclosed or reported.

All reports and written acknowledgement herein solicited are subject to a retention period not less than five years after termination of employment with PS.

Compliance Officer Duties

Training and Education

The Branch Manager and the CCO is responsible for training and educating Supervised Persons and Access Persons regarding the code. Training will occur periodically as needed and all Supervised Persons are required to attend any training sessions or read any applicable materials.

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Recordkeeping

The CCO will ensure that the Firm maintains the following records in a readily accessible place:

•	A copy of each Code of Ethics that has been in effect at any time during the past five years;

•	A record of any violation of the Code and any action taken as a result of such violation for five years from the end of the fiscal year in which the violation occurred;

•

A record of all written acknowledgements of receipt of the Code and amendments for each person who is currently, or within the past five years was, a Supervised Person. These records must be kept for five years after the individual ceases to be a Supervised Person of the Firm;

•	Holdings and transactions reports made pursuant to the Code, including any brokerage confirmation and account statements made in lieu of these reports;

•	A list of the names of persons who are currently, or within the past five years were, Access Persons;

•

A record of any decision and supporting reasons for approving the acquisition of securities by Access Persons in initial public offerings and limited offerings for at least five years after the end of the fiscal year in which approval was granted;

•	A record of any decisions that grant employees or Access Persons a waiver from or exception to the Code.

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